Exhibit 99.1

ContraFect Reports Second Quarter 2019 Financial Results and

Provides Business Update

YONKERS, NY – August 9, 2019 — ContraFect Corporation (Nasdaq:CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as a new modality for the treatment of life-threatening, antibiotic-resistant infections, today announced financial results for the second quarter ended June 30, 2019.

“Our organization has been working on many fronts to advance our product candidates and raise awareness of the profound importance of developing totally new treatment modalities with the potential for superior outcomes compared to current antibiotics alone for patients with antibiotic-resistant, life-threatening infections. And we have made significant progress already – from exebacase, our lead lysin candidate, reporting demonstrably higher clinical responder rates in MRSA patients in a Phase 2 study, to being awarded over $16 million of new, non-dilutive grant funding since the beginning of the year. DLAs are now the first non-antibiotic anti-infectives to reach late stage clinical development,” said Roger J. Pomerantz, MD, Chairman, Chief Executive Officer and President of ContraFect. “We have fully prepared and submitted all necessary materials and documents in anticipation of our upcoming meeting with the FDA to discuss our proposed Phase 3 clinical trial for exebacase. We look forward to sharing greater detail around our plans in the coming months.”

Second Quarter Highlights

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In April 2019, Vance G. Fowler, MD, Professor of Medicine in the Division of Infectious Diseases at Duke University and the principal investigator for the Phase 2 study of exebacase, presented new data from the trial at the 29th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID). The oral presentation, titled “Exebacase (Lysin CF-301) Improved Clinical Responder Rates In MRSA Bacteremia Including Endocarditis Compared To Standard Of Care Antibiotics Alone In A First-in-Patient Phase 2 Study,” reported data demonstrating clinically meaningful increases in clinical responder rates in the pre-specified MRSA subgroup treated with exebacase, compared to MRSA patients treated with SOC alone, at all timepoints tested, including a 43% higher clinical responder rate at the day 14 primary efficacy timepoint (p=0.010).

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The Company also presented data at ECCMID in April from its early research pipeline directed at Gram-negative pathogens in an invited “Pipeline Talk” on the Company’s DLAs and an oral presentation on the ability of lysins targeting Gram negative pathogens to re-sensitize carbapenem-resistant P. aeruginosa to imipenem.

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In May 2019, the Company hosted an investor and analyst day in New York that highlighted new data from the exebacase Phase 2 clinical trial, demonstrating that U.S. patients with MRSA, who were treated with exebacase and alive at the time of discharge, had a reduced length of hospital stay (6 days versus 10 days) and 30-day all-cause readmission rates (16.0% versus 30.8%) compared to patients treated with standard-of-care alone.

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In June 2019, the Congressionally Directed Medical Research Programs awarded the Company $7.2 million in funding over the course of three years from the Military Infectious Diseases Research Program, United States Army Medical Research and Development Command, to advance its lysin candidate, CF-296, through IND-enabling studies. CF-296 is an engineered variant of exebacase that may be suitable for development as a novel therapy for bone and joint infections caused by Staph aureus, such as prosthetic joint infections, which are notoriously poorly responsive to current antibiotics, typically require surgery, and are associated with substantial morbidity including long-term disability.

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In June 2019, the Company presented five posters at ASM Microbe 2019, including “PK-PD Relationship and PK Driver of Efficacy of the Novel Antibacterial Lysin Exebacase (CF-301) in Pre-Clinical Models”, which was selected for an Outstanding Abstract Award sponsored by the American Society for Microbiology (ASM) and determined by the ASM Microbe Program Committee. In addition, the Company presented new data on its lead Gram-negative lysins against resistant P. aeruginosa to highlight the therapeutic potential of direct lytic agents against a range of dangerous Gram-negative pathogens.

Recent Publications

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In May 2019, the Company announced the publication of a manuscript entitled “Postantibiotic and Sub-MIC Effects of Exebacase (Lysin CF-301) Enhance Antimicrobial Activity against Staphylococcus aureus” in the June edition of the peer-reviewed Antimicrobial Agents and Chemotherapy Journal of the American Society of Microbiology. Ultimately, the article concluded that sub-MIC concentrations of exebacase during therapeutic use in addition to standard-of-care antibiotics may contribute to efficacy via sustained reductions in bacterial fitness and virulence in a series of in vitro studies.

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In April 2019, the Company announced the publication of an article titled “The Antistaphylococcal Lysin, CF-301, Activates Key Host Factors in Human Blood to Potentiate Methicillin-Resistant Staphylococcus aureus Bacteriolysis” in the April edition of the peer-reviewed Antimicrobial Agents and Chemotherapy Journal of the American Society of Microbiology. The results demonstrate the unique properties of exebacase, which activates dormant host defense factors in human blood, such as human lysozyme, to potentiate bactericidal power against MRSA.

Second Quarter 2019 Financial Results

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Research and development expenses were $4.8 million for the second quarter of 2019 compared to $5.3 million in the comparable period in 2018. This decrease was primarily attributable to a decrease in spending related to our Phase 2 clinical study of exebacase, as we completed the trial in the current year period compared to the higher cost of active patient enrollment in the prior year period. This decrease was partially offset by an increase in external research and licensing costs from a milestone payment recognized on completion of the Phase 2 study and increased expenditures on our preclinical programs.

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General and administrative expenses were $2.6 million for the second quarter of 2019 compared to $2.2 million in the comparable period in 2018. This increase was due primarily to an increase in costs incurred for intellectual property and general corporate legal fees, which was partially offset by a decrease in administrative headcount and related personnel costs.

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Net loss was $8.7 million, or $0.11 per share, for the second quarter of 2019 compared to a net loss of $20.1 million, or $0.27 per share, for the comparable period in 2018. This decrease in net loss was primarily due to a $0.14 share decrease in the non-cash expense associated with the change in fair value of warrant liabilities.

•	As of June 30, 2019, ContraFect had cash, cash equivalents and marketable securities of $14.2 million compared to $30.5 million at December 31, 2018.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing differentiated biologic therapies for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of direct lytic agents (DLAs), which include lysins and amurin peptides. Lysins are a new therapeutic class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. We believe that the properties of our lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis with our lead lysin candidate, exebacase (CF-301), which is the first lysin to enter clinical studies in the U.S.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding the Company’s ability to discover and develop DLAs comprised of lysins and amurins for life-threatening, antibiotic resistant infections, whether those DLAs are a new treatment modality and whether they have the potential for superior outcomes compared to current antibiotics alone, whether the Company is making significant progress, whether exebacase demonstrated higher clinical responder rates in MRSA patients in a Phase 2 study, statements made regarding grant funding, whether DLAs are the first non-antibiotic anti-infective to reach late stage clinical development, whether the Company has fully prepared and submitted all necessary materials and documents to the FDA, whether the Company will share greater detail about its plans in the coming months, whether the Company can advance CF-296 through IND-enabling studies, whether CF-296 may be suitable for development as a novel therapy for bone and joint infections caused by Staph aureus, statements made regarding data presented, publications, the Company’s balance sheets, statements of operations and financial results, the Company’s ability to address life threatening infections using its therapeutic product candidates from its DLA platform , whether lysins are a new therapeutic class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, and whether the properties of the Company’s lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$7,377,139	$8,320,317
Marketable securities	6,851,515	22,131,936
Prepaid expenses and other current assets	1,986,484	988,799

Total current assets	16,215,138	31,441,052
Property and equipment, net	1,195,506	1,076,099
Operating lease right-of-use assets	3,150,932	—
Other assets	355,420	355,420

Total assets	$20,916,996	$32,872,571

Liabilities and stockholders’ equity
Current liabilities	3,910,355	5,797,019
Warrant liabilities	4,345,902	20,781,663
Long-term portion of lease liabilities	3,399,926	—
Other liabilities	72,747	751,929

Total liabilities	11,728,930	27,330,611
Total stockholders’ equity	9,188,066	5,541,960

Total liabilities and stockholders’ equity	$20,916,996	$32,872,571

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$4,804,076	$5,252,334	$8,911,216	$9,987,674
General and administrative	2,603,403	2,244,120	4,857,996	4,492,949

Total operating expenses	7,407,479	7,496,454	13,769,212	14,480,623

Loss from operations	(7,407,479)	(7,496,454)	(13,769,212)	(14,480,623)
Other income (expense):
Interest income	104,441	163,145	253,560	315,392
Change in fair value of warrant liabilities	(1,363,868)	(12,802,583)	16,435,761	(25,077,142)

Total other income (expense)	(1,259,427)	(12,639,438)	16,689,321	(24,761,750)

Net income (loss)	$(8,666,906)	$(20,135,892)	$2,920,109	$(39,242,373)

Per share information:
Basic net income (loss) per share	$(0.11)	$(0.27)	$0.04	$(0.53)

Shares used in computing basic net income (loss) per share	79,406,556	73,658,529	79,409,556	73,657,537

Diluted net income (loss) per share	$(0.11)	$(0.27)	$0.04	$(0.53)

Shares used in computing diluted net income (loss) per share	79,406,556	73,658,529	79,457,926	73,657,537

The Company’s financial position as of June 30, 2019 and results of operations for the three and six months ended June 30, 2019 and 2018 have been extracted from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s financial position as of December 31, 2018 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Lauren Stival

Stern Investor Relations

Tel: 212-362-1200

Email: lauren.stival@sternir.com